Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES APPOINTMENT OF CHIEF MERCHANDISING AND CHIEF OPERATING OFFICERS

HOUSTON, TX, February 16, 2010 – Stage Stores, Inc. (NYSE: SSI) named Richard Maloney Chief Merchandising Officer and Edward Record Chief Operating Officer.  Both Maloney and Record will report to Andy Hall, President and CEO.

Maloney, 60, joined Stage Stores in October 2008 as the President and Chief Operating Officer of the South Hill Division, headquartered in South Hill, Virginia.  Prior to joining Stage Stores, Maloney’s 32 year retail career included seven years as President and CEO of the Meier and Frank division of Macy’s.  As Chief Merchandising Officer, Maloney will oversee all of the merchandising, planning and allocation functions of the Houston Division.  In addition, the Chief Operating Officer of the South Hill Division will report to Maloney.

Commenting on the appointment of Maloney, Hall stated, “Rich is a tremendously talented merchant and leader who has developed an in-depth understanding of our small town department store business model.  We are excited about the synergistic opportunities with Rich assuming responsibility for all of the merchandising, planning and allocation functions across the entire Company.  We will immediately begin a search for Rich’s replacement in South Hill.”

Record, 41, joined Stage Stores in May 2007 as Executive Vice President, Chief Administrative Officer.  He was promoted to Executive Vice President, Chief Financial Officer in September 2007.  Prior to joining Stage Stores, Record served as Senior Vice President of Finance for Kohl’s Corporation and Senior Vice President of Finance, Controller for Belk, Inc.  As Chief Operating Officer, Record will continue to oversee the Company’s finance, information technology, internal audit, logistics, risk management and legal functions, and will add responsibilities for real estate and store construction.  The Company has begun a search for a Chief Financial Officer, who will report to Record.  Record will retain the Chief Financial Officer responsibilities until the successful conclusion of the search.

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Stage Stores Announces Executive
Management Appointments
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Commenting on the appointment of Record, Hall stated, “Ed possesses outstanding management capacity and leadership abilities, and has been instrumental in successfully navigating our Company through the current challenging economic environment.  Ed’s financial acumen will add tremendous value to our real estate and store construction functions.”

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 758 stores located in 39 states.  The Company operates its stores under the five names of Bealls, Goody’s, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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